UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2012

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement.
LNG Sale and Purchase Agreement
On January 30, 2012, Cheniere Energy Partners, L.P. (“Cheniere Partners”) issued a press release announcing the signing of an LNG Sale and Purchase Agreement (“SPA”) between Sabine Pass Liquefaction, LLC, a subsidiary of Cheniere Partners (“Sabine Liquefaction”), and Korea Gas Corporation (“KOGAS”).
Under the SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•
Commencing on the date of first commercial delivery of LNG from the third liquefaction train (as determined in accordance with the SPA), Sabine Liquefaction will sell and make available for delivery, and KOGAS will take and pay for, cargoes of liquefied natural gas (“LNG”) with an annual contract quantity of 182,500,000 MMBtu (equivalent to approximately 3.5 million tonnes per annum (“mtpa”)).

•
KOGAS will pay Sabine Liquefaction a contract sales price for each MMBtu of LNG delivered under the SPA. The contract sales price will be equal to $3.00 plus 115% of the final settlement price for the New York Mercantile Exchange Henry Hub natural gas futures contract for the month in which the relevant cargo is scheduled. 11.5% of the fixed portion of the contract sales price will be subject to annual adjustment for inflation.

•
KOGAS will have the right to suspend delivery of all cargoes of LNG scheduled in a month by a timely advance notice, in which case KOGAS will continue to be obligated to pay the fixed portion of the contract sales price with respect to the quantity of LNG suspended but will forfeit its right to receive the suspended quantity. KOGAS will have the right to resume delivery of cargoes of LNG by a timely advance notice.

•
The LNG delivery, payment and related provisions of the SPA will have a 20-year term, commencing on the date of first commercial delivery of LNG from the third liquefaction train (as determined in accordance with the SPA). KOGAS will have the right to extend the 20-year term for an additional period of up to 10 years.

•	The obligations of Sabine Liquefaction to proceed with the liquefaction project under the SPA will become effective when the following conditions have been satisfied or waived:

◦	Sabine Liquefaction has received all regulatory approvals required for construction and operation of its third liquefaction train and related facilities in Cameron Parish, Louisiana;

◦	Sabine Liquefaction has secured the necessary financing arrangements to construct and operate its third liquefaction train and related facilities;

◦	Sabine Liquefaction has taken a positive final investment decision to proceed with construction of its third liquefaction train and related facilities; and

◦	specified regulatory authorizations are in effect permitting Sabine Liquefaction to export LNG from the United States.

•
Sabine Liquefaction will designate the date for the first commercial delivery of LNG from the third liquefaction train within the 180-day period commencing 59 months after the date the preceding conditions have been satisfied or waived.

KOGAS would have the right to terminate the SPA if Sabine Liquefaction declared an event of force majeure (as defined and provided in the SPA) one or more times and the interruptions from such force majeure events aggregated 24 or more months during any 36-month period and resulted in a 50 percent or greater reduction in the annual contract quantity of LNG available to KOGAS during that period. KOGAS would also have the right to terminate the SPA if, among other things: (i) Sabine Liquefaction failed to make available to KOGAS 50 percent or greater of the cargoes scheduled in any 12-month period; or (ii) the third liquefaction train had not commenced commercial operations at the Sabine Liquefaction facility within 180 days after the date designated for the first commercial delivery.
Sabine Liquefaction would have the right to terminate the SPA if: (i) KOGAS declared an event of force majeure one or more times and the interruptions from such force majeure events aggregated 24 or more months during any 36-month period and resulted in KOGAS being prevented from taking 50 percent or more of the annual contract quantity of LNG during that period; (ii) KOGAS failed to take 50 percent or greater of the cargoes scheduled in any 12-month period; (iii) KOGAS failed to provide a guaranty required under the SPA and the failure continued for longer than 5 business days; (iv) KOGAS or its guarantor failed to execute certain agreements with financial lenders; (v) KOGAS failed to comply with applicable trade laws; or (vi) KOGAS violated provisions of the SPA restricting how LNG may be used.
Either party would have the right to terminate the SPA if: (i) a bankruptcy event (as defined in the SPA) occurred with respect to the other party; (ii) the other party failed to pay amounts due under the SPA in excess of US$30 million; (iii) the other party's business practices caused it to violate certain applicable laws; or (iv) the conditions to the commencement of the 20-year term specified in the SPA were not satisfied or waived by June 30, 2013, or a later date if so agreed by KOGAS and Sabine Liquefaction.
Under the SPA, Sabine Liquefaction and KOGAS will be responsible for their respective taxes, and each may assign the SPA as provided in the SPA.
The descriptions of material terms of the SPA set forth above are not complete, are subject to further provisions (including exceptions, qualifications and alternatives), and are qualified in their entirety by reference to the full text of the SPA, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 8.01    OTHER EVENTS.
A copy of the press release relating to the SPA is filed as Exhibit 99.1 hereto and is incorporated herein by reference. Information included on Cheniere Partners' website is not incorporated herein by reference.

Item 9.01    FINANCIAL STATEMENTS AND EXHIBITS.
d) Exhibits

Exhibit
Number	Description

10.1*	LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between Sabine Pass Liquefaction, LLC (Seller) and Korea Gas Corporation (Buyer).

99.1*	Press Release, dated January 30, 2012.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.
		By:	Cheniere Energy Partners GP, LLC,
its general partner

Date:	January 30, 2012	By:	/s/ Meg A. Gentle
			Name:	Meg A. Gentle
			Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1*	LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between Sabine Pass Liquefaction, LLC (Seller) and Korea Gas Corporation (Buyer).

99.1*	Press Release, dated January 30, 2012.

* Filed herewith.